Exhibit 8.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

July 26, 2019

Blackstone Mortgage Trust, Inc.

345 Park Avenue, 42nd Floor

New York, New York 10154

Ladies and Gentlemen:

We have acted as counsel to Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Company”), and BXMT Advisors L.L.C., a Delaware limited liability company (the “Manager”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the registration of shares of class A common stock, par value $0.01 per share, of the Company (the “Common Stock”).

We have examined the Registration Statement as it became effective under the Securities Act and the Company’s prospectus dated July 26, 2019 (the “Base Prospectus”), as supplemented by the prospectus supplement dated July 26, 2019 (together with the Base Prospectus, the “Prospectus”) related to the Company’s Dividend Reinvestment and Direct Stock Purchase Plan, filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, including the documents filed under the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Prospectus. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Manager and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinion set forth below, we have assumed further the accuracy of the representations contained in the officer’s certificate, dated as of the date hereof, provided to us by the Company (the “Officer’s Certificate”). These representations generally relate to the operation and classification of the Company as a real estate investment trust, as defined in Section 856 of the Internal Revenue Code of 1986, as amended. For purposes of rendering such opinion, we have also assumed that the Company has been organized and operated and will continue to be organized and operated in the manner described in the Officer’s Certificate, the Registration Statement, the Prospectus and the applicable organizational documents of the Company and that all terms and provisions of such documents have been and will continue to be complied with.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we are of the opinion that the statements made in the Prospectus under the captions “38. What are the United States federal income tax consequences of participating in the Plan?” and “Material United States Federal Income Tax Considerations,” insofar as they purport to constitute summaries of provisions of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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